June 12, 2013

Re:    Employment Terms
Dear David:
Align Technology, Inc. (“Align” or the “Company”) is pleased to offer you the position of Chief Financial Officer, reporting to me. The North America finance organization as well as the Vice President, Information Technology will report directly to you. Your place of work will be at the offices of Align, 2560 Orchard Parkway, San Jose, California 95131.

Your start date is expected to be July 29, 2013. Your rate of pay will be a bi-weekly salary of $15,384,62, which equals an annualized base salary of $400,000, less payroll deductions and all required withholdings, which will be paid in accordance with the Company's normal payroll procedures. As a Company executive, you will also be eligible for a discretionary annual bonus with a target bonus opportunity equal to 60% of your annual base salary based on meeting all performance objectives established by the Company. For fiscal year 2013, however, any bonus will be pro-rated based on the number of days you are employed by Align during such year.

You will be eligible for standard company benefit plans, subject to plan terms, including 401(k), medical, dental, vision, life and disability insurance, 17 days of paid vacation annually, and sick leave. You will be eligible to participate in most of these benefit plans on the first day of employment. Details about our employee benefit plans are available for your review on your start date. You should note that the Company reserves the right to modify, cancel or change the benefit plans and other programs it offers to its employees at any time.
We will recommend to our Compensation Committee that an award of 73,650 restricted stock units (the “RSU Award”) be approved, which shall vest as to 25% of the shares on the first, second, third and fourth year anniversary of your start date, for full vesting after four (4) years, subject to your continued service with the Company through each relevant vesting date. Please note that the grant of the RSU Award does not confer any right to continued vesting or continued service with the Company. The RSU Award will be subject to the terms of the Company's 2005 Incentive Plan, as amended (the “Plan”), and an RSU award agreement by and between you and the Company. If Align terminates your employment at any time other than for cause, death or disability, or if you resign for good reason, you may receive additional RSU Award vesting, subject to the terms and conditions set forth therein in the RSU Award grant agreement.
As an Align employee, you will be expected to abide by company rules and standards, and acknowledge in writing that you have read the Company's Employee Handbook. In addition, as a condition of your employment, you are also required to sign and comply with an Employee Proprietary Information and Inventions Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Enclosed is an I-9 Form that lists the documents that you can present to fulfill this requirement. Please bring your documents, along with a completed I-9 Form, on your first day of employment.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you may terminate your employment with Align at any time and for any reason whatsoever simply by notifying Align. Likewise, Align may terminate your employment at any time and for any reason whatsoever, with or without cause or notice. Also, Align retains its discretion to make all other decisions concerning your employment (e.g., demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without cause. This at-will employment relationship cannot be changed except in writing signed by a Company officer. We request that, in the event of resignation, you give the Company at least two weeks' notice.
Finally, it is anticipated that Align and you will enter into Align's standard form of Executive Employment Agreement. Unless and until such aforementioned standard form Executive Employment Agreement is executed by Align and you, this letter, together with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company, and constitute the complete, final and exclusive embodiment of the entire agreement between you and Align with respect to the terms and conditions of your employment, and the terms herein supersede any other agreements, representations, or promises made to you by anyone, whether oral or written. This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by a Company officer and you. As required by law and as set forth above, this offer is subject to satisfactory proof of your right to work in the United States. Please sign and date the original offer letter upon your acceptance, and mail back to me.

A copy of the offer letter is enclosed for your files. If you have any questions, please contact me at (408) 470-1112.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,
/s/ Thomas M. Prescott
Thomas M. Prescott,
President and Chief Executive Officer
Accepted:

/s/ David White
David White

Date: June 13, 2013